EXHIBIT 5.1
[Perkins Coie LLP Letterhead]
September 11, 2007
Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, Colorado 81303

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $.03 par value per share, of Rocky Mountain Chocolate Factory
Ladies and Gentlemen:
     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to an aggregate of up to 385,340 shares of common stock, $.03 par value per share, of Rocky Mountain Chocolate Factory, Inc. (the “Shares”) that may be issued pursuant to the Rocky Mountain Chocolate Factory, Inc.’s 2007 Equity Incentive Plan (the “Plan”).
     We have examined the Registration Statement and such documents and records of Rocky Mountain Chocolate Factory, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
     Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Perkins Coie LLP
Perkins Coie LLP